EXHIBIT 99.1

to 8-K dated May 4, 2006

Seacoast Banking Corporation of Florida

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President and

Chief Financial Officer

 (772) 221-2825

SEACOAST BANKING CORPORATION OF FLORIDA

ANNOUNCES RESULTS OF 2006 ANNUAL MEETING OF SHAREHOLDERS

STUART, FL., May 5, 2006 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, today announced that, at the Company’s annual shareholders’ meeting yesterday, shareholders re-elected all nominees for directors.

Shareholders also approved an amendment to the Company’s Articles of Incorporation which increased the authorized shares of Common Stock from 22,000,000 shares to 35,000,000, and increased the Company’s total authorized shares of Common Stock and Preferred Stock to 39,000,000.   The additional shares of Common Stock will be available to meet business demands, for possible future stock dividends or splits, acquisitions, stock options and awards, and to support the future growth of the Company.

Seacoast Banking Corporation of Florida has approximately $2.5 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, with offices from Orlando to Palm Beach, including some of the wealthiest and fastest growing areas of the nation.

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